UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2017

GLOBAL QUEST, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-55541	47-2845375
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9635 Maroon Circle, Suite 230 Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 561-7210

103-1602 Gogi 3, Sujiga, Yonginsi, Geong Gido, Korea

(Former name or former address, if changed since last report)

With a copy to:

Philip Magri, Esq.

Magri Law, LLC

2642 NE 9th Avenue

Fort Lauderdale, FL 33334

T: (646) 502-5900

F: (646) 826-9200

pmagri@magrilaw.com

www.magrilaw.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2017, Global Quest. Ltd., a Nevada corporation (the “Company”), Shim Kyoung Hwa and Shin Dong Hyun (the “Selling Stockholders”) and Teller Financial, LLC, a Colorado limited liability company (“Teller”), entered into a Stock Purchase Agreement, dated April 12, 2017 (the “Purchase Agreement”). Mr. Larry J. Sherman has voting and dispositive control of Teller.

Pursuant to the Purchase Agreement, Teller purchased an aggregate of seven million (7,000,000) shares (the “Shares”), of common stock, par value $0.001 per share (the “Common Stock”), of the Company held by the Selling Stockholders, representing approximately 69.65% of the issued and outstanding shares of Common Stock of the Company in consideration for an aggregate purchase price of $7,700 (the “Purchase Price”), evidenced by two secured promissory notes (the “Notes”) to the Selling Stockholders, each dated April 12, 2017 and due on October 12, 2017 ( the “Due Date”). Both Notes are non-interest bearing; provided, however, any unpaid portion of the Notes outstanding after the Due Date shall bear at the rate of ten percent (10%) per annum. The obligations under the Notes are secured by the Shares pursuant to a Stock Pledge Agreement, dated April 12, 2017 (the “Stock Pledge Agreement”), between Teller and the Selling Stockholders (the “Transaction”).

The Purchase Agreement, Note, Stock Pledge Agreement are filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 5.01 Changes in Control of Registrant.

The disclosure under Item 1.01 is incorporated by reference herein. Upon the consummation of Transaction, there was a change in control of the Company. Mr. Larry Sherman has voting and dispositive control of Teller.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure under Item 1.01 of this Form 8-K is incorporated by reference herein.

Contemporaneously with the consummation of the Transaction, the Board of Directors of the Company appointed Larry Sherman as a member of the Board of Directors and as the Chief Executive Officer, President, Secretary and Treasurer of the Company. The Selling Stockholders also resigned from all of their positions with the Company and the Board of Directors

Larry J. Sherman, 57 years old, has been serving as Chief Executive Officer (“CEO”) of several companies that he has founded. In the last five years Mr. Sherman has been serving as CEO of Creditpoint Financial, Budteller and CarePoint Financial. Creditpoint Financial, which Mr. Sherman founded in 2017, provides loans to patients and legal clients in order to pay their co-pays, deductibles, and for legal clients their legal bills. In 2016 Mr. Sherman founded Budteller, a company that provides financial solutions and compliance services to the MMJ industry. Some of the services include a kiosk for cash management, credit card processing, banking, factoring and accounting. In 2006, Mr. Sherman founded CarePoint Financial the company purchases personal injury and Worker’s Compensation receivables from healthcare providers at a discounted rate. Carepoint has purchased or facilitated the purchased of over $2 billion dollars in face value assets and has deployed almost $300 million dollars. Carepoint currently has a line of credit of over $250 million and is looking to expand its business to other payor types.

Item 8.01 Other Events.

On April 12, 2017 Carepoint Nutrients, LLC a wholly owned subsidiary of the Company, was formed in the state of Colorado to distribute multiple proprietary lines of Nutrient Supplements   to medical practices, dispensaries and consumers direct. Several formulas are available to provide relief to patients who suffer from pain, and sleep disorders. These Nutrient Supplement products are distributed under the brand name ” Anodyne”, and will be sold through medical offices, On-line Sales and Dispensaries. . Patients may purchase these products s directly from their doctor, dispensaries or on-line can choose to sign a subscription agreement for monthly delivery of the product to their home.  All products include   proprietary patented pending formula’s that utilizes amino acids and polyphenols along with Cannabinoids to provide relief to Pain and Inflammation as well as Sleep disorders. . No drugs are used in the natural based formula. More formulas are coming soon.

2

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number:	Description:

10.1	Stock Purchase Agreement, dated April 12 2017, by and among Global Quest, Ltd., Shim Kyoung Hwa and Shin Dong Hyun and Teller Financial, LLC

10.2	Secured Promissory Note, dated April 12 2017, of Teller Financial, LLC for the benefit of Shim Kyoung Hwa

10.3	Secured Promissory Note, dated April 12 2017, of Teller Financial, LLC for the benefit of Shin Dong Hyun

10.4	Stock Pledge Agreement, dated April 12 2017, between Teller Financial, LLC, as Pledgor, and Shim Kyoung Hwa, as Pledgee

10.5	Stock Pledge Agreement, dated April 12 2017, between Teller Financial, LLC, as Pledgor, and Shin Dong Hyun, as Pledgee

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL QUEST, LTD.

Dated: April 13, 2017	By:	/s/ Larry Sherman
Larry Sherman
Chief Executive Officer, President, Secretary & Treasurer
(Principal Executive Officer)
(Principal Financial and Accounting Officer)

4